Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
SECOND QUARTER 2011 RESULTS

•	Funds from Operations of $19.6 Million or $.73 Per Share Compared to $.71 Per Share for the Same Quarter Last Year, an Increase of 2.8%
•	Net Income Attributable to Common Stockholders of $5.5 Million or $.20 Per Share
•	Same Property Net Operating Income Growth of 0.3%; Same as Prior Year Without Straight-Line Rent Adjustments
•	92.1% Leased, 91.0% Occupied
•	Renewed or Re-Leased 77% of Expiring Square Feet During the Quarter
•	Paid 126th Consecutive Quarterly Cash Dividend – $.52 Per Share
•	Closed on a $65 Million, 10-Year Non-Recourse Mortgage Loan at 4.75% Fixed Interest Rate
•	Interest and Fixed Charge Coverages of 3.3x
•	Five Development Projects With an Estimated Total Investment of $31.7 Million as of July 21, 2011

JACKSON, MISSISSIPPI, July 21, 2011 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2011.

Commenting on EastGroup’s performance for the quarter, David H. Hoster II, President and CEO, stated, “We are pleased to report that during the second quarter, we increased occupancy to 91.0% and our percentage leased to 92.1%.  This represents the fifth consecutive quarter of improved levels for both categories.  In addition, when termination fees are excluded, same property net operating income increased 3.7% for the quarter and 3.5% without straight-line rent adjustments.

“Subsequent to quarter end from a new investment standpoint, we have reached agreements to purchase properties in Charlotte and Phoenix and have begun new developments in Orlando and San Antonio.”

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2011, funds from operations (FFO) was $.73 per share compared to $.71 per share for the same period of 2010, an increase of 2.8%.  The increase in FFO per share for the second quarter of 2011 as compared to prior year was the first quarter of increased FFO since the third quarter of 2008.  The increase in FFO was mainly due to a decrease in interest expense and an increase in property net operating income (PNOI) in 2011 as compared to 2010.  Interest expense was $8,542,000 in the second quarter of 2011 compared to $8,892,000 in the same quarter last year.  The decrease was mainly due to lower interest rates on the refinancing of two mortgage loans paid off in 2011.  PNOI increased 0.6%, or $186,000, primarily due to increases in PNOI of $100,000 from same property operations, $58,000 from newly developed properties and $24,000 from 2010 acquisitions.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

Same property net operating income increased 0.3% for the second quarter of 2011 compared to the same quarter last year.  Without straight-line rent adjustments, same property net operating income for the quarter was flat.  Excluding termination fees, same property net operating income increased 3.7% for the quarter (3.5% without straight-line rent adjustments).  Rental rates on new and renewal leases (5.3% of total square footage) decreased an average of 5.4% for the quarter; rental rates decreased 9.2% without straight-line rent adjustments.

For the six months ended June 30, 2011, FFO was $1.44 per share compared to $1.45 per share for the same period last year, a decrease of 0.7%.  PNOI increased 0.1%, or $74,000, mainly due to increases in PNOI of $430,000 from newly developed properties and $161,000 from 2010 acquisitions, offset by a decrease in PNOI of $526,000 from same property operations.

For the first six months of 2011, same property net operating income decreased 0.9% both with and without straight-line rent adjustments.  Excluding termination fees, same property net operating income increased 2.5% for the six months ended June 30, 2011 with and without straight-line rent adjustments.  Rental rates on new and renewal leases (11.1% of total square footage) decreased an average of 12.8% for the six months; rental rates decreased 16.5% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.20 for the three months ended June 30, 2011, compared to $.17 for the same quarter of 2010.  Diluted EPS was $.38 for the first six months of 2011, compared to $.35 for the same period last year.  The increases in diluted EPS for both periods were primarily attributable to decreases in depreciation and amortization expense and interest expense and increases in PNOI, offset by increases in general and administrative expense in 2011 as compared to 2010.

DEVELOPMENT

During the second quarter, EastGroup acquired 31.5 acres of land in Chandler, Arizona, for $3.2 million.  The land, which is located near existing EastGroup assets in the Southeast submarket of Phoenix, will accommodate the future development of Kyrene 202 Business Park.  The development is expected to contain at least 420,000 square feet with a projected total investment of approximately $31 million.

At June 30, 2011, EastGroup’s development program consisted of three projects (226,000 square feet), all in Houston, Texas.  The properties were collectively 47% leased as of July 20, 2011. Houston is the Company’s largest market and was 96.6% leased at June 30, 2011.  The projected total cost for the three developments is $16.7 million, of which $8.0 million remained to be invested as of June 30, 2011.

Subsequent to quarter end, EastGroup began construction of developments in Orlando (76,000 square feet) and San Antonio (109,000 square feet) for a total of 185,000 square feet and a projected total cost of $15 million.  This increases the Company’s properties under development to 411,000 square feet and a projected total investment of $31.7 million.

EastGroup is currently under contract to acquire 133 acres of development land in Houston for approximately $10 million. The land has the potential to add 1.6 million square feet of additional development.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

PROPERTY ACQUISITIONS

EastGroup currently has agreements to purchase (subject to normal due diligence) three separate buildings, two in Charlotte, North Carolina, and one in Tempe (Phoenix), Arizona.  The buildings have a combined 451,000 square feet and a projected total investment of $24 million.

DIVIDENDS

EastGroup paid cash dividends of $.52 per share of common stock in the second quarter of 2011, which was the Company’s 126th consecutive quarterly cash distribution.  This was the second quarter of the Company’s 19th consecutive year of increasing or maintaining the cash distributions paid to its shareholders.  The Company’s dividend payout ratio to funds from operations was 71% for the quarter.  The annualized dividend rate of $2.08 per share yielded 4.7% on the closing stock price of $44.55 on July 20, 2011.

FINANCIAL STRENGTH AND FLEXIBILITY

During the second quarter, EastGroup continued to achieve strong debt ratios.  Debt-to-total market capitalization was 39.4% at June 30, 2011.  For the quarter, EastGroup had interest and fixed charge coverage ratios of 3.3x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.60.  Total debt at June 30, 2011 was $748.7 million comprised of $640.0 million of fixed rate mortgage debt and $108.7 million of floating rate bank debt.

In May 2011, EastGroup repaid a mortgage loan at its maturity with a balance of $22.8 million and an interest rate of 7.92%.  Also in May, EastGroup closed on a $65 million, non-recourse first mortgage loan with a fixed interest rate of 4.75%, a 10-year term and a 20-year amortization schedule.  The loan is secured by properties containing 1.9 million square feet.  The Company used the proceeds of this mortgage loan to reduce variable rate bank borrowings.

The Company has revolving credit facilities of $200 million and $25 million, of which $108.7 million was outstanding as of June 30, 2011.  The Company had borrowing capacity of $115.9 million remaining on the lines of credit at June 30, 2011.  These credit facilities mature in January 2012, and the $200 million line of credit has an option for a one-year extension on the same terms and conditions at the Company’s request.

In March 2011, the Company entered into Sales Agency Financing Agreements (the “Agreements”) with BNY Mellon Capital Markets, LLC and Raymond James & Associates, Inc. pursuant to which it may issue and sell shares of its common stock from time to time.  As of July 21, 2011, there have been no shares sold under the Agreements.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

OUTLOOK FOR REMAINDER OF 2011

FFO per share for 2011 is estimated to be in the range of $2.89 to $2.97, which increases the mid-point from $2.92 to $2.93 per share.  Diluted EPS for 2011 is estimated to be in the range of $.77 to $.85.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q3 2011	Y/E 2011	Q3 2011	Y/E 2011
	(In thousands, except per share data)
Net income attributable to common stockholders	$4,838	20,702	5,914	22,854
Depreciation and amortization	14,308	57,000	14,308	57,000
Funds from operations attributable to common stockholders	$19,146	77,702	20,222	79,854

Diluted shares	26,898	26,892	26,898	26,892

Per share data (diluted):
Net income attributable to common stockholders	$0.18	0.77	0.22	0.85
Funds from operations attributable to common stockholders	$0.71	2.89	0.75	2.97

The following assumptions were used:

•	Average occupancy of 90.0% to 92.0% for the year.
•	Same property NOI change for the year of -0.5% to 1.3%; 1.5% to 3.3% increase without termination fees.
•	Operating property acquisitions of $25 million for the remainder of the year.
•	No dispositions during the year.
•	Termination fees, net of bad debt, of zero for the remainder of the year.
•	Floating rate bank debt at an average rate of 1.3% for the year.
•	New fixed rate debt of $50 million in December 2011 at 5.25%.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Friday, July 22, 2011, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-800-894-5910 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, July 22, 2011.  The telephone replay will be available until Friday, July 29, 2011, and can be accessed by dialing 1-800-688-7945.  Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Friday, July 29, 2011.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available upon request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company’s website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California.  The Company’s goal is to maximize stockholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio currently includes 28.5 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUES
Income from real estate operations	$43,244	43,528	86,499	87,959
Other income	21	60	44	88
	43,265	43,588	86,543	88,047
EXPENSES
Expenses from real estate operations	12,575	13,045	25,035	26,569
Depreciation and amortization	14,106	14,706	28,353	29,423
General and administrative	2,607	2,544	5,576	5,154
	29,288	30,295	58,964	61,146

OPERATING INCOME	13,977	13,293	27,579	26,901

OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated investment	87	83	173	167
Gain on sales of non-operating real estate	9	8	18	19
Interest income	84	86	167	167
Interest expense	(8,542)	(8,892)	(17,420)	(17,670)
NET INCOME	5,615	4,578	10,517	9,584
Net income attributable to noncontrolling interest in joint ventures	(123)	(101)	(233)	(204)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$5,492	4,477	10,284	9,380

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.20	0.17	0.38	0.35

Weighted average shares outstanding	26,820	26,748	26,815	26,741

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.20	0.17	0.38	0.35

Weighted average shares outstanding	26,897	26,815	26,884	26,802

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

NET INCOME	$5,615	4,578	10,517	9,584
Equity in earnings of unconsolidated investment	(87)	(83)	(173)	(167)
Interest income	(84)	(86)	(167)	(167)
Other income	(21)	(60)	(44)	(88)
Gain on sales of non-operating real estate	(9)	(8)	(18)	(19)
Depreciation and amortization from continuing operations	14,106	14,706	28,353	29,423
Interest expense (1)	8,542	8,892	17,420	17,670
General and administrative expense (2)	2,607	2,544	5,576	5,154
PROPERTY NET OPERATING INCOME (PNOI)	$30,669	30,483	61,464	61,390

COMPONENTS OF PNOI:
PNOI from Same Properties	$30,505	30,405	59,809	60,335
PNOI from 2010 Acquisitions	36	12	1,018	857
PNOI from 2010 and 2011 Development Properties	125	67	631	201
Other PNOI	3	(1)	6	(3)
TOTAL PNOI	$30,669	30,483	61,464	61,390

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC.
COMMON STOCKHOLDERS	$5,492	4,477	10,284	9,380
Depreciation and amortization from continuing operations	14,106	14,706	28,353	29,423
Depreciation from unconsolidated investment	34	33	67	66
Noncontrolling interest depreciation and amortization	(54)	(53)	(108)	(105)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$19,578	19,163	38,596	38,764

NET INCOME	$5,615	4,578	10,517	9,584
Interest expense (1)	8,542	8,892	17,420	17,670
Interest expense from unconsolidated investment	78	81	157	162
Gain on sales of non-operating real estate	(9)	(8)	(18)	(19)
Depreciation and amortization from continuing operations	14,106	14,706	28,353	29,423
Depreciation from unconsolidated investment	34	33	67	66
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$28,366	28,282	56,496	56,886

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO
EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.20	0.17	0.38	0.35

Funds from operations attributable to common stockholders	$0.73	0.71	1.44	1.45

Weighted average shares outstanding for EPS and FFO purposes	26,897	26,815	26,884	26,802

(1) Net of capitalized interest of $904 and $875 for the three months ended June 30, 2011 and 2010, respectively; and $1,743 and $1,836 for the six months ended June 30, 2011 and 2010.

(2) Net of capitalized development costs of $209 and $120 for the three months ended June 30, 2011 and 2010, respectively; and $366 and $205 for the six months ended June 30, 2011 and 2010, respectively.